Exhibit 99.3

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO PROVINCE OF MANITOBA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PROVINCE OF MANITOBA

REGISTERED	U.S. $800,000,000 3.05% United States Dollar Global Debentures Series GI due May 14, 2024

No. GI-[•]		CUSIP No. 563469 UD5

Issue of 3.05% Global Debentures Series GI of Province of Manitoba in the

Principal Amount of Eight Hundred Million Dollars (U.S.$800,000,000) in

Lawful Money of the United States of America Payable on May 14, 2024

PROVINCE OF MANITOBA (the “Province”), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), or registered assigns, on the 14th day of May, 2024, the principal amount of [•] Dollars (U.S.$[•]) in lawful money of the United States of America upon presentation and surrender of this Global Debenture at the office of HSBC Bank USA, National Association (including any successor, “HSBC”) in The City of New York, State of New York, United States of America, and to pay interest thereon in like money at the said office of HSBC from the 14th day of May, 2014 or the last date to which interest has been paid or duly provided for, whichever is later, such interest to be payable semiannually at the rate of 3.05% per annum on the 14th day of May and on the 14th day of November in each year, commencing on the 14th day of November, 2014 (each such date being an “Interest Payment Date”) until payment of the principal amount of this Global Debenture shall have been made or duly provided for.

Interest on this Global Debenture shall be forwarded or caused to be forwarded by the Province to the order of the person in whose name this Global Debenture is registered (the “registered owner” of this Global Debenture) at the office of HSBC in The City of New York, State of New York, United States of America. Any such interest shall be paid to the registered owner as at the close of business on the 30th day of April or the 31st day of October (each such date being a “Regular Record Date”), as the case may be, next preceding the relevant Interest Payment Date. The registered owner hereof or the successors or legal personal representatives of such registered owner shall be regarded as exclusively entitled to the principal money hereby secured and interest thereon as aforesaid.

For the purposes only of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate of interest for any period of less than one (1) year may be determined by multiplying the nominal annual rate of interest by a fraction, the numerator of which is the actual number of days in the twelve (12) month period constituting such year, and the denominator of which is 360.

The debentures of this issue (the “Debentures”) are issued in the form of one or more Global Debentures and rank pari passu with all other debentures, bonds and notes constituting general obligations of the Province, without any preference granted by the Province one above the other by reason of priority of date of issue, currency of payment or otherwise.

This Global Debenture is not subject to redemption prior to maturity at the option of the registered owner hereof or the Province.

The principal amount of this Global Debenture and the interest thereon are free from all or any taxes, duties, charges or impositions now or hereafter imposed by the Province or by any taxing authority in Manitoba under the jurisdiction of the Legislature of the Province, so long as the registered owner of this Global Debenture is not, and is not deemed to be, a resident of Manitoba.

The principal amount of and interest on the Debentures shall be paid to any registered owner hereof who, as to Canada or any province, political subdivision or taxing authority therein or thereof, is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If the Province shall be required to withhold any taxes or duties from any payments due under the Debentures, the Province shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal amount of and interest on the Debentures to any such registered owner shall be not less than the amount provided for in the Debentures. The Province shall not, however, have any obligation to pay such Additional Amounts on account of any such taxes or duties to which any registered owner hereof is subject, otherwise than by reason of his ownership of Debentures or the receipt of income therefrom, or which become payable as a result of any Debenture being presented for payment on a date more than thirty (30) days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later, or where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or law implementing or complying with, or introduced in order to confirm to or to replace such Directive, or where such Debentures are presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Debenture to another paying agent in a Member State of the European Union.

In the event that (a) the Province shall default in the payment of any principal amount of, or interest on, any indebtedness for borrowed money as and when the same shall be due and payable, and such default shall continue for a period of fifteen (15) days, or (b) default shall be made in the due performance or observance by the Province of any covenant or agreement contained in the Debentures or in the Order of the Lieutenant Governor in Council of the Province pursuant to which the Debentures were issued, and such default shall continue for a period of sixty (60) days (each such event being an “Event of Default”), then at any time thereafter, and during the continuance of such default, the registered owner of any Debentures (or his proxy) may deliver or cause to be delivered to the Minister of Finance of the Province at his office in the City of Winnipeg, Manitoba, Canada, a written notice that such owner elects to declare all or a portion of the principal amount of the Debentures held by him (the serial number or numbers of the Global Debentures which represent such Debentures and the principal amount of the Debentures owned by him and the subject of such declaration being set forth in such notice) to be due and payable, and on the thirtieth (30th) day after such notice shall be so delivered to the Minister of Finance, the principal amount of the Debentures referred to in such notice plus accrued interest thereon shall become due and payable at the place for payment herein specified, unless prior to that time all such defaults theretofore existing shall have been cured.

The Province shall cause to be kept at the office of HSBC in The City of New York, State of New York, United States of America, a register or registers in which shall be entered the names and addresses of the owners of the Debentures and particulars of the Debentures held by them, respectively, and in which transfers of Debentures may be registered.

This Global Debenture is registered in the name of a nominee of the Depositary. This Global Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for certificated Debentures in definitive form, this Global Debenture may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

The Debentures represented by this Global Debenture are exchangeable for certificated Debentures in definitive form of like tenor as such Debentures in denominations of U.S.$1,000 and integral multiples thereof only if (i) the Depositary notifies the Province that it is unwilling or unable to continue as Depositary for this Global Debenture, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Province in its discretion at any time determines not to have all of the Debentures represented by the Global Debenture or (iii) an Event of Default has occurred and is continuing. Any Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Certificated Debentures in definitive form may be presented at the office of HSBC in The City of New York for registration of transfer (accompanied by a written instrument of transfer in form approved by the Province executed by the registered owner thereof or by his duly authorized attorney or legal representative), or for exchange for other fully registered Debentures for an equal aggregate principal amount in any authorized denomination or denominations and bearing all unmatured interest obligations, and the principal amount thereof and interest thereon shall be payable at such office of HSBC, as paying agent, provided that interest thereon may be paid by check mailed to the registered owners of the Debentures. Subject to the foregoing, this Global Debenture is not exchangeable, except for a Global Debenture or Global Debentures of this issue in the same principal amount to be registered in the name of the Depositary or its nominee.

For so long as the Debentures are listed on the Luxembourg Stock Exchange, and the rules of such stock exchange so require, notices to holders of the Debentures shall be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

If definitive Debentures are issued, and for so long as the Debentures are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province shall appoint and maintain a Paying Agent and a Transfer Agent in Luxembourg. The Province shall also maintain a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive regarding the taxation of savings income (Directive 2003/48/EC) or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, or to replace, such directives.

Neither the Province nor any Registrar of the Debentures shall be bound to see to the execution of any trust affecting the ownership of any Debenture or be affected by notice of any equity that may be subsisting in respect thereof.

The Province shall not be required to make any exchanges, registrations or transfers of Debentures within fifteen (15) days prior to an Interest Payment Date.

The Province shall make transfers and exchanges of Debentures as aforesaid upon compliance by the registered owner thereof with such reasonable regulations as may be prescribed by the Province, and without any charge by the Province therefor.

This Global Debenture shall be governed by and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.

This Global Debenture is issued under the authority of an Order of the Lieutenant Governor in Council of the Province of Manitoba.

(Signature page follows)

IN WITNESS WHEREOF, the Province has caused the seal of The Department of Finance to be printed hereon and the signature of its Minister of Finance to be affixed hereto and this Global Debenture to be duly countersigned by a person appointed for that purpose by an Order of the Lieutenant Governor in Council.

Dated: May 14, 2014

PROVINCE OF MANITOBA

By:	/s/ Jennifer Howard
Minister of Finance

Countersigned by

HSBC Bank USA, National Association

By:	/s/ Lisa J. Price
Authorized Signing Officer